STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (this "Agreement") is entered into on the 30th day of September, 2002, by and among Balaton Power, Inc., a British Colombia Corporation, hereinafter referred to as "BPI", and Perial, Inc. an Ontario Corporation, hereinafter referred to as "Perial".

RECITALS:

A. The Officers and Board of Directors of the respective corporations hereto have entered into negotiations and further executed an Agreement in Principal by and between the parties on or about September 10, 2002.

B. The purpose of the Agreement is for the exchange of Thirty-Three Million (33,000,000) restricted shares of BPI's unissued, but authorized, shares to Perial in exchange for transfer of One Hundred percent (100%) of Perial's shares that it owns in its wholly owned subsidiary, Continental Resources (USA), Ltd., hereinafter referred to as "Continental". Perial directs BPI to have the shares issued in the following manner: Twenty-Five Million (25,000,000) restricted shares issued in the name of Perial, Inc. and Five Million (5,000,000) restricted shares in the name of City Source Net Company, hereinafter referred to as "City Source" and 3,000,000 shares in names to be advised by Perial.

C. The Board of Directors of both entities have approved this transaction under terms and conditions contained herein and have resolved to recommend that the stockholders of Perial approve, the exchange and this Agreement.

NOW, THERFORE, IN CONSIDERATION of the foregoing and the mutual representations, warranties, covenants, and agreements set forth herein, the parties agree as follows:

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ARTICLE 1: The Exchange

A. Subject to the terms and conditions of this agreement, on the closing date (as defined below), Perial agrees to exchange, assign, transfer and deliver all of its shares of Continental stock, representing that said shares are One Hundred percent (100%) of all issued shares of Continental for Thirty-Three Million (33,000,000) restricted shares of BPI, previously unissued, but authorized. And BPI agrees to exchange therefore and assign, transfer and deliver said Thirty-Three Million (33,000,000) restricted shares of its stock in exchange for receipt of the One Hundred percent (100%) of the shares owned by Perial in Continental.

B. The closing shall take place at a date, time and location to be mutually agreed upon by the parties. On the closing date, the parties, shall deliver, each to the other, certificates representing their respective stock to be transferred.

ARTICLE II: Conditions

A. The parties, have agreed to exchange all data necessary to conduct a due diligence audit of the company to which they will be receiving stock. BPI has conducted its due diligence on Continental which has a Fifty-One percent (51%) interest its bauxite deposit located in India and Perial has conducted its due diligence audit on BPI. BPI warrants and declares that it has provided all data required for Perial to conduct its due diligence audit and Perial warrants and declares that it has also provided all data required for BPI to conduct it due diligence on Continental. Perial and BPI further warrant and declare to each other that they have not omitted any material fact during the due diligence process.

B. In the event, either party is dissatisfied by the results of their due diligence search and review, both parties, in good faith shall have the right to forthwith terminate this agreement upon proper notice to the other party.

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C. Each of the parties agree that they will obtain whatever approval necessary from the Board of Directors, stockholders or other regulatory entities in order to facilitate this agreement. In the event such approval cannot be obtained, then this agreement shall be null and void and terminate forthwith with notice to the other party.

ARTICLE III. Restructuring of BPI

A. The parties recognized, that upon transfer of the Thirty-Three Million (33,000,000) restricted shares of BPI to Perial and City Source and parties to be named by Perial, together will have a controlling interest of BPI and Perial, pursuant to its right as major shareholders, shall cause a call for a directors meeting wherein the following items shall come before the directors:

1. Election of a new Board of Directors. All BPI board members will resign with the exception of Rod Smith and two new directors will replace the board seats vacated and they shall be Angelo Paravano and Steve Whipple. The new Board of Directors shall consist of three members. It is then anticipated that the Board of Directors will proceed with the appointment of a new President/CEO, CFO and other such corporate officers as it deems fit.

2. It is anticipated that, the operations of BPI will continue with existing personnel that are necessary, to the extent that they can be retained.

3. It is the intent that Perial and City Source upon exercise of their control of BPI will implement the previously approved name change of BPI to Continental Resources (USA), Ltd. and form a new wholly owned subsidiary under the name Balaton Power, Inc. in a jurisdiction to be approved by the Board of Directors, said subsidiary to carry on and protect the product recognition of the Current BPI.

4. Perial and BPI will work together towards the goal of eliminating the Canadian Reporting Process and strive to immediately move the corporate charter from Canada to the State of Nevada, USA or such jurisdiction as determined by the Board of Directors while retaining its listing on the NASD OTC Bulletin Board.

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ARTICLE IV: Miscellaneous

A. Except as otherwise provided herein, the provisions of this agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless expressed in writing and approval by the Board of Directors of the respective parties.

B. All notices, requests, demands or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly made upon receipt if delivered personally to the corporate office of either party or directly to the President of either party, said notices may be given by electronic facsimile, or First Class Mail, postage prepaid.

C. Except as otherwise provided herein, this agreement shall enure to the benefit of and be binding upon the successors and assigns of each parties.

D. This agreement may be executed in any number of counter parts and by the parties hereto in separate counter parts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

E. The headings in this agreement are for convenience and reference only and shall not limit or otherwise effect the meaning thereof.

F. This agreement shall be governed by and construed in accordance with the laws of the State of Idaho, applicable to contracts made and to be preformed in whole within the State without regard to principals of conflicts of law.

G. In the event that any one or more of the provisions contained herein or the application thereof in any circumstance held invalid, illegal or unenforceable, all other provision in every other respect shall not be affected or impaired thereby.

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H. This agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This agreement supercedes all prior agreements and understandings between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first written.

PERIAL, LTD. /s/ Robert Wyllie ____________________________________ Robert Wyllie, President	BALATON POWER, INC. /s/ Rod Smith ____________________________________ Rod Smith, President
PROVINCE OF ONTARIO ) COUNTY OF MISSISSAUGA )

BE IT REMEMBERED, that on this 2nd day of October, 2002, before me, the undersigned, a Notary Public, duly commissioned, in and for the County and State aforesaid, came Robert Wyllie, an officer of Perial Limited, a corporation of the Province of Ontario, personally known to me to be such officer, and to be the same person who executed as such officer the foregoing instrument of writing in behalf of said corporation, and he duly acknowledged the execution of the same for himself and for said corporation for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal on the day and year last above written.

__________________________________ MY COMMISSION EXPIRES	_________________________________ NOTARY PUBLIC

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STATE OF IDAHO ) COUNTY OF ADA )

BE IT REMEMBERED, that on this ________day of September, 2002, before me, the undersigned, a Notary Public, duly commissioned, in and for the County and State aforesaid, came Rod Smith, an officer of Balaton Power Inc., a corporation of the Province of British Columbia, personally known to me to be such officer, and to be the same person who executed as such officer the foregoing instrument of writing in behalf of said corporation, and he duly acknowledged the execution of the same for himself and for said corporation for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal on the day and year last above written.

July 1, 2003 __________________________________ MY COMMISSION EXPIRES	/s/ Ruth B. Morera _________________________________ NOTARY PUBLIC